Exhibit 10.28

FY11 ANGIODYNAMICS SENIOR EXECUTIVE EQUITY INCENTIVE PROGRAM

1. Introduction

Broad-based employee stock ownership, combined with an effective communications program that is designed to create an employee ownership culture, can be a very dynamic tool for improving employee productivity, morale, and aligning incentives with shareholder interest and thereby increasing profitability and shareholder value. Specifically, the purpose of the AngioDynamics Senior Executive Equity Incentive Program (SEEIP) is to:

•	Attract, motivate and retain high-performing senior executives

•	Encourage long-term commitment to AngioDynamics

•	Retain key talent in a competitive labor market

•	Motivate employees through financial rewards

•	Align employees with shareholder interest

AngioDynamics uses a combination of Stock Options and Restricted Share Units (RSU’s) to achieve these goals.

2. RSU and Option Grant Eligibility

Only members of the AngioDynamics Global Leadership Team (GLT) are eligible to participate in the SEEIP as described in this document. Participation in the SEEIP must be approved by the CEO and the Compensation Committee of the Board of Directors. Participants must have commenced employment with AngioDynamics at least 3 months prior to the end of the previous fiscal year to be eligible. Grants for those individuals who have less than a full year of service will be prorated.

To be eligible for a Restricted Stock grant an executive must:

•

Have their most recent performance evaluation indicate an overall performance rating of meeting or exceeding expectations or in exceptional cases if the rating was “needs development.” Both individual and overall business unit performance will be considered in the development of the recommendation, or

•	Be considered a high potential employee or holding a critical position

3. Recommendations for RSU and Stock Option Grants

The Compensation Committee will be responsible for determining the RSU and Option grant size for the CEO. The CEO will make recommendations for RSU and Option grants for each member of the GLT and the Compensation Committee will review and approve these grants.

Exhibit 10.28 Senior Executive Equity Incentive Program FY11 Final

4. Stock Options

Stock Options granted under the SEEIP will be nonqualified stock options, granted with an exercise price at the market value of AngioDynamics Common Stock on the date of grant, have a 7 year term, and vest in equal parts over a 4 year period at the rate of 25% per year beginning on the first anniversary date following the date of grant. Stock Options are granted under and governed by to the terms of the 2004 Stock And Incentive Award Plan (As Amended).

5. Restricted Stock Units

Restricted Stock Units (RSU’s) granted under the SEEIP entitle the recipient to receive shares of common stock on a time-based vesting schedule subject to continued employment, such that they vest over 4 years at a rate of 25% per year beginning on the first anniversary date following the grant. RSU’s are granted under and governed by to the terms of the 2004 Stock And Incentive Award Plan (As Amended).

6. Establishing the RSU and Option Pool Size

The RSU pool size available each year will be recommended by the CEO and approved by the Compensation Committee of the Board of Directors at the end of every fiscal year.

The initial pool size for the fiscal year will be established using the sum of the midpoint recommendations for the eligible executives. Based on the most recent fiscal year performance, that number may be adjusted up or down to reflect under or overachievement of key financial metric(s). The core metric, but not necessarily the only one, will be Operational EPS versus business plan. In its recommendation for the pool size management will outline any variance between operational and reported EPS for consideration of the Compensation Committee.

In the case of the underachievement of the key financial metric(s), the overall pool size may be reduced by up to 25%. In the case of the overachievement of key financial metric(s), the overall pool size may be increased by up to 25%. (Please note the +/- 25% is only a guideline. The Compensation Committee and/or Board can deviate from the range if extraordinary performance (positive or negative) warrants such action).

Fiscal Year Performance	Metric Attainment	Range of Pool Size
Underachievement	80% - 95%	75% - 100%
Achievement	95% - 105%	100%
Overachievement	105% +	100% - 125%

Every year before the end of a fiscal year the Compensation Committee will review the size of the equity pool based on benchmarking of peer group companies and actual movement in share price. Other factors weighing in on this determination are the number of equity units available under our various equity plans as well as the equity burn rate as calculated and recommended by the Risk Management Group (RMG)

Exhibit 10.28 Senior Executive Equity Incentive Program FY11 Final

7. Annual Option and RSU Grant Guidelines

Using the data provided in the table below, the CEO will make a recommendation for grants for each individual member of the GLT. The Compensation Committee will review and approve the individual grants.

In making these recommendations the total size of the pool, calculated as the sum of all options and RSU’s at mid-point, adjusted for the pool-size adjustment as described in section 6, will not be exceeded.

The Compensation Committee will also be responsible for determining the options grant size for the CEO.

Option Grant Ranges:

Title/Position	Low	Mid	High
President / CEO		—
Executive Vice President / CFO	12,500	25,000	37,500
Senior Vice President / GM	10,000	20,000	30,000
Senior Vice President / CTO	7,500	15,000	22,500
Senior VP’s NBD, Int., Ops	6,000	12,000	18,000
Vice President QA/RC/CR	3,250	6,500	9,750

RSU Grant Ranges:

Title/Position	Low	Mid	High
President / CEO		—
Executive Vice President / CFO	5,000	10,000	15,000
Senior Vice President / GM	5,000	10,000	15,000
Senior Vice President / CTO	4,000	8,000	12,000
Senior VP’s NBD, Int., Ops	3,000	6,000	9,000
Vice President QA/RC/CR	2,500	5,000	7,500

8. Plan Administration

This program is not intended and shall not be construed to create or imply a guarantee of employment for any specified period of time. Nothing in this Program should modify, limit or restrict the standard terms and conditions governing the employment relationship between AngioDynamics and the Program Participant.

This program is governed by the Compensation Committee of the Board of Directors. All modifications to this program must be approved proactively by the Committee. The Committee has the sole discretion as to the terms and conditions of the program.

Exhibit 10.28 Senior Executive Equity Incentive Program FY11 Final

The administration of the Program and the responsibility for carrying out its provisions shall be the responsibility of the CEO, CFO, and VP—Human Resources. In the case of disputes regarding this Program or the interpretation of this Program, the decisions of the VP—Human Resources, CFO and CEO will be final.

AngioDynamics, at its sole discretion, retains the right to amend the Program in whole or in part at any time. Amendments must be stated in writing and are binding. Normally, amendments are intended to be prospective in nature; however, AngioDynamics reserves the right to make retroactive changes.

Exhibit 10.28 Senior Executive Equity Incentive Program FY11 Final

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